PREFERRED EQUITY AGREEMENT

THIS PREFERRED EQUITY AGREEMENT ("Preferred Equity Agreement") is entered into as of the 22nd day of August, 2012, by and among Iron Eagle Group, Inc., a Delaware corporation ("Iron Eagle"), Tru-Val Electric Group, LLC, a Delaware limited liability company and wholly owned subsidiary of Iron Eagle ("TVG"), Tru-Val Electric Corp., a New York domestic corporation ("Company"), and Christopher Totaro, a New Jersey resident ("Seller"). (Iron Eagle and TVG are collectively referred to as "Buyer"). (Seller and Buyer are sometimes hereinafter referred to collectively as "Parties").

R E C I T A L S :

WHEREAS, Seller owns 100% of the issued and outstanding shares of stock of the Company (hereinafter, the "Shares"); and

WHEREAS, Company is an electrical contractor serving the northeast United States with offices in New Jersey and New York; and

WHEREAS, Iron Eagle wishes to issue to Seller and the Seller wishes to receive shares of Series A Convertible Preferred Stock of Iron Eagle; and

WHEREAS, Seller is desirous of selling all of his Shares; and

WHEREAS, Buyer desires to purchase all of the Seller's right, title and interest in and to the Shares upon the terms and conditions set forth in the Purchase Agreement.

W I T N E S S E T H :

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

1.01 Amount. This Preferred Equity Agreement allows Seller to receive One Million ($1,000,000) Dollars of restricted preferred shares consisting of One Thousand (1,000) shares at a notional amount of One Thousand ($1,000.00) Dollars (hereinafter referred to as the "Notional Amount") per preferred share (hereinafter referred to as the "Seller's IE Preferred Shares"). The Seller's IE Preferred Shares shall be adjusted by the Preferred Equity Adjustment as detailed in Section 1.02.

1.02 Preferred Equity Adjustment. The "Debt Difference" shall be defined as Seven Million ($7,000,000.00) Dollars less the actual debt of Company and Seller assumed at Closing, as set forth in the Final Debt Statement approved by Buyer. The number of Seller's IE Preferred Shares shall be adjusted by the amount of the Debt Difference. Example: If the Closing is on January 2, 2012 and the actual debt assumed of the Company and Seller as of January 2, 2012 is

JJ

$6,400,000, then the Debt Difference is $600,000 and the number of Seller's IE Preferred Shares shall be increased by six hundred (600) preferred shares. Notwithstanding anything contained herein to the contrary, at Closing, the increase in Seller's IE Preferred Shares shall be no less than 1,000 Preferred Shares, regardless of the Debt Difference.

1.03 Redemption.

(a) Buyer Redemption. Buyer immediately shall have the right and option to redeem all or any part of the Seller's IE Preferred Shares by providing for cash at the Notional Amount, per Seller's IE Preferred Share, provided Buyer has provided at least fifteen (15) days notice to Seller.

(b) Seller Redemption. Upon one year from the Closing, Seller shall have the right and option to redeem all or any part of the Seller's IE Preferred Shares through one (1) of the following methods:

(i) Cash. Within fifteen (15) days of request from the Seller, Iron Eagle agrees to purchase so much of the Seller's IE Preferred Shares as Seller shall request for cash at the Notional Amount, per Seller's IE Preferred Share.

(ii) Equity. Seller shall have the option to convert all or any portion of the Seller's IE Preferred Shares to common stock in Iron Eagle (hereinafter referred to as the "IE Common Stock") based upon a price of $1.00.

ARTICLE II
MISCELLANEOUS

2.01 Severability. If any provision of this Preferred Equity Agreement or the application of any such provision to any Party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Preferred Equity Agreement or the application of such provision to such Party or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

2.02 Waivers. Any failure by any Party to comply with any of its obligations, agreements or covenants hereunder may be waived by the Company (in the case of a default by the Buyer) and by Buyer (in the case of a default by the Company or the Seller). The Buyer and the Company will not be deemed as a consequence of any act, delay, failure, omission, forbearance or other indulgences granted from time to time by the Buyer or the Company: (i) to have waived, or to be estopped from exercising, any of its rights or remedies under this Preferred Equity Agreement; or (ii) to have modified, changed, amended, terminated, rescinded, or superseded any of the terms of this Preferred Equity Agreement, unless such waiver, modification, amendment, change, termination, rescission, or supersession is express, in writing and signed by a duly authorized officer of the Company or a duly authorized officer of the Buyer, as the case may be. No single or partial exercise by the Buyer or the Company of any

DJ

right or remedy will preclude other or further exercise thereof or preclude the exercise of any other right or remedy, and a waiver expressly made in writing on one (1) occasion will be effective only in that specific instance and only for the precise purpose for which given, and will not be construed as a consent to or a waiver of any right or remedy on any future occasion or a waiver of any right or remedy against any other Person.

2.03 Notices. All notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given if personally delivered (including by overnight courier service):

(a) If to Company or Seller:

Tru-Val Electrical Corp.
205 South Newman Street
Hackensack, New Jersey 07601
Attention: Chris Totaro
Telephone: 201.498.9200
Facsimile: 201.498.9600

with a copy to:

Toscano & Associates
200 Old Country Road, Suite 100
Mineola, New York 11501
Attention: Thomas A. Toscano
Telephone: 516.741.9300
Facsimile: 516.741.5608

(b) If to Buyer:

Iron Eagle Group, Inc.
61 West 62nd Street, Suite 23F
New York, New York 10023
Attention: Jason M. Shapiro
Telephone: 917.969.4845
Facsimile: 917.591.6227

with a copy to:

Jody M Walker
Attorney at Law
7841 South Garfield Way
Centennial, Colorado 80122

or to such other person or persons at such address or addresses as may be designated by written notice to the other parties hereunder. Notice shall be deemed delivered at the time received for personal delivery.

2.04 Separate Legal Counsel. Each of the Parties has had the opportunity to consult with its own legal counsel prior to signing and delivering this Preferred Equity Agreement, has read and understands such Preferred Equity Agreement and has signed and delivered the same with the intent to be legally bound hereby.

JP

2.05 Binding Effect. This Preferred Equity Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns; provided, however, that nothing in this Preferred Equity Agreement shall be construed to confer any rights, remedies, obligations or liabilities on any Person other than the Parties hereto or their respective successors and assigns.

2.06 Entire Agreement. With the exception of that certain Confidentiality Agreement and Share Purchase Agreement between the Company, the Seller and Iron Eagle (which shall continue in full force and effect in accordance with its terms notwithstanding this Preferred Equity Agreement), this Preferred Equity Agreement, together with the other Instruments delivered in connection herewith, embodies the entire agreement and understanding of the Parties hereto and supersedes any prior agreement or understanding between the Parties with respect to the subject matter of this Preferred Equity Agreement. This Preferred Equity Agreement cannot be amended or terminated orally, but only by a writing duly executed by the Parties.

2.07 Counterparts; Signatures. This Preferred Equity Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same document. The parties hereto and any third parties may rely upon machine copies of signatures to this Agreement to the same extent as manually signed original signatures.

2.08 Headings. Headings of the sections in this Preferred Equity Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

2.09 Assignment. This Preferred Equity Agreement may not be assigned by either party without the prior written consent of the other.

2.10 Applicable Law. THIS PREFERRED EQUITY AGREEMENT SHALL BE GOVERNED AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES OR THOSE OF ANY OTHER JURISDICTION.

2.11 No Third Party Beneficiaries. This Preferred Equity Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

2.12 Capitalized Terms. Capitalized terms used in this Preferred Equity Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Share Purchase Agreement dated July [13th, 2011.

JS

IN WITNESS WHEREOF, the Parties hereto have executed this Preferred Equity Agreement on the date first set forth above.

BUYER:
Tru-Val Electric Group, LLC

By:______________________
Name: Jason Shapiro
Title: Chief Financial Officer

Iron Eagle Group, Inc.

By:______________________
Name: Jason Shapiro
Title: Chief Financial Officer

SELLER:

____
Christopher Totaro, An Individual

COMPANY:
Tru-Val Electric Corp.

By:______________________
Name: Chris Totaro
Title: President